UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 10, 2002 (August 14, 2002)

AMERICAN TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24248	87-0361799
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 679-2114
(Registrant’s telephone number, including area code)

Item 5.    Other Events and Regulation FD Disclosure

On August 14, 2002, American Technology Corporation (the “Company”) gave notice to eSOUNDideas, Inc. (“ESI”) of termination of a license agreement between the Company and ESI for the Company’s patented and patent-pending HyperSonic Sound Technology (“HSS”). The Company based its termination on its belief that ESI has failed to fulfill certain covenants contained in the license agreement. Under the terms of the license agreement, ESI has sixty (60) days to cure conditions giving rise to termination and reinstate the agreement. ESI has through counsel disputed the Company’s right to terminate the agreement, and has requested mediation under the terms of the agreement. The Company has agreed to mediation, although no date has been set as of the date of this report.

The license agreement was originally entered into on September 28, 2000 and was amended June 20, 2002. Under the terms of the license agreement as amended, ESI received an exclusive license to use and sell HSS products specifically targeted to the point of sale, kiosk, display, event, trade show and exhibit markets in North America. These license rights commence upon the date ESI delivers the first commercial HSS system to an end user customer, and continue for five years thereafter, subject to one five-year extension at the option of ESI, provided that ESI has satisfied minimum annual purchase requirements and ATC and ESI have agreed upon applicable annual purchase minimums for the second five-year term. ESI has advised the Company of its position that the term of the license has not commenced as they have not delivered the first commercial HSS product to an end user customer.

Neither the termination of the ESI license agreement, nor the dispute concerning such termination, is expected to have a material adverse effect on the Company’s results of operations or financial condition. However, if this matter proceeds to litigation, such litigation would be subject to inherent uncertainties, and could potentially harm the Company’s business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: September 10, 2002	By:	/s/ ELWOOD G. NORRIS
Elwood G. Norris Chief Executive Officer

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